Exhibit 15.1

February 15, 2024

To: Qilian International Holding Group Limited

Jiuquan Economic and Technological Development Zone

Jiuquan City, Gansu Province, 735000

People’s Republic of China

Dear Sir/Madam,

We hereby consent to the references to our firm’s name under the headings Item 3 Key Information—D. Risk Factors—Risks Related to Our Corporate Structure”, “Item 4 Information on the Company—B. Business Overview—Recent Regulatory Developments” and “Item 10. Additional Information—E. Taxation—People’s Republic of China Taxation” in Qilian International Holding Group Limited’s annual report on Form 20-F for the year ended September 30, 2023 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) on the date hereof. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours sincerely,
/s/ Gansu Quanyi Law Firm
Gansu Quanyi Law Firm